EXHIBIT 1

Securities Purchase Agreement

By And Between

Main Street Restaurant Group, Inc.

And

CIC MSRG LP

April 27, 2005

i

ii

SECURITIES PURCHASE AGREEMENT

     This SECURITIES PURCHASE AGREEMENT, dated as of April 27, 2005, is entered into by and between MAIN STREET RESTAURANT GROUP, INC., a Delaware corporation, and CIC MSRG LP, a Delaware limited partnership.

Recitals

     A. The Company and the Buyer are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506;

     B. Buyer desires to purchase and the Company desires to issue and sell, upon the terms and conditions set forth in this Agreement, (i) 2,325,581 shares of Common Stock, and (ii) Warrants to purchase up to 581,395 shares of Common Stock;

     C. Contemporaneous with the Closing of this Agreement, the parties hereto have agreed to execute and deliver the Registration Rights Agreement.

Agreement

     NOW THEREFORE, the Company and the Buyer hereby agree as follows:

Article 1
Definitions

     "Accredited Investor” has the meaning set forth in Section 3.3.

     "Agreement” means this Securities Purchase Agreement.

     "Buyer” means CIC MSRG LP, a Delaware limited partnership.

     “Buyer Nominee” means an individual selected by the Buyer to serve as a director of the Company.

     “Buyer Representative” means an individual selected by the Buyer to serve as an observer at all meetings of the Board of Directors of the Company and to receive all correspondence and other materials distributed to directors of the Company in their capacity as directors.

     "Common Stock” means the Company’s Common Stock, par value $0.001 per share.

     "Company” means Main Street Restaurant Group, Inc., a Delaware corporation.

     “Company Disclosure Schedule” has the meaning set forth in Article 4.

     “Copyrights” has the meaning set forth in Section 4.8.

     "Closing” has the meaning set forth in Section 2.3.

     “Closing Date” means April 27, 2005 or such other time as may be mutually agreed upon by the parties to this Agreement.

     “Current Filings” means the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and its Proxy Statement on Schedule 14A for its 2005 Annual Meeting.

     “Environmental Laws” has the meaning set forth in Section 4.13.

     “Equity Offering” has the meaning set forth in Section 5.8.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “Hazardous Materials” has the meaning set forth in Section 4.13.

     “Indemnified Party” has the meaning set forth in Section 8.1.

     "Intellectual Property” has the meaning set forth in Section 4.8.

     “Investment Company” has the meaning set forth in Section 4.15.

     “Losses” has the meaning set forth in Section 8.1.

     "Material Adverse Effect” means any material adverse effect on the business, operations, assets, financial condition or prospects of the Company or its Subsidiaries, if any, or on the transactions contemplated hereby or by the agreements or instruments to be entered into in connection herewith.

     "1933 Act” means the Securities Act of 1933, as amended.

     "1934 Act” means the Securities Exchange Act of 1934, as amended.

     “Patents” has the meaning set forth in Section 4.8.

     “Permits” has the meaning set forth in Section 4.12.

     "Purchase Price” has the meaning set forth in Section 2.2.

     “Registration Rights Agreement” means the Registration Rights Agreement, substantially in the form attached as Exhibit B, executed and delivered on the Closing Date, pursuant to which the Company agrees to register the resale of the Shares and Warrant Shares under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

     "Regulation S” means Regulation S promulgated under the 1933 Act.

     "Rule 144” means Rule 144 promulgated under the 1933 Act.

     "Rule 506” means Rule 506 of Regulation D promulgated under the 1933 Act.

     "Securities” means the Shares and the Warrants being issued and sold under the Agreement.

     "SEC” means the United States Securities and Exchange Commission.

     "SEC Documents” has the meaning set forth in Section 4.5.

     “Shares” means the 2,325,581 shares of Common Stock being issued and sold under this Agreement.

     "Subsidiaries” means any corporation or other organization, whether incorporated or unincorporated, in which the Company owns, directly or indirectly, any equity or other ownership interest.

     "Trademarks” has the meaning set forth in Section 4.8.

     "Transaction Documents” means this Agreement, the Registrations Rights Agreement, the warrant agreement representing the Warrants and any other documents contemplated by the Agreement.

     “Transfer Instructions” means instructions delivered to the transfer agent for the Company’s Common Stock to issue certificates representing the Shares registered in the name of the Buyer and to delver such certificates to the Buyer, and further providing that such instructions cannot be revoked or amended without the written consent of the Buyer.

     “Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

     "Warrants” means warrants to purchase up to 581,395 shares of Common Stock represented by a warrant agreement substantially in the form of Exhibit A.

Article 2
Purchase And Sale Of Securities

     2.1 Purchase of Securities. Subject to the terms and conditions of this Agreement, on the Closing Date, the Company shall issue and sell the Securities to the Buyer, and the Buyer shall purchase from the Company the Securities.

     2.2 Purchase Price and Form of Payment. At the Closing, Buyer shall pay a total of $5,000,000 (the “Purchase Price") for the Shares. In exchange for payment of the Purchase Price, Buyer shall also be issued the Warrants. The Purchase Price shall be paid by wire transfer of immediately available funds in accordance with the Company’s written instructions. At the Closing, upon payment of the Purchase Price by Buyer, the Company will (a) deliver Transfer Instructions to the transfer agent for the Company’s Common Stock, and (b) will deliver an executed warrant agreement, substantially in the Form of Exhibit A, representing the Warrants to the Buyer.

     2.3 Closing Date. Subject to the satisfaction (or written waiver) of the conditions set forth in Article 6 and Article 7 below, the closing of the transactions contemplated by this Agreement shall be held on the Closing Date at the offices of Haynes and Boone, LLP, 1221 McKinney Street, Suite 2100, Houston, Texas 77010, or at such other location as may be mutually agreed upon by the parties to this Agreement (the “Closing").

Article 3
Buyer’s Representations And Warranties

     The Buyer represents and warrants to the Company that:

     3.1 Organization and Qualification. The Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, with full power and authority to purchase the Securities.

     3.2 Authorization; Enforcement. This Agreement has been duly and validly authorized by, and duly executed and delivered on behalf of, the Buyer, and this Agreement constitutes the valid and binding agreement of the Buyer enforceable in accordance with its terms, except as such enforceability may be limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws in effect that limit creditors’ rights generally; (ii) equitable limitations on the availability of specific remedies; and (iii) principles of equity.

     3.3 Securities Matters. In connection with the Company’s compliance with applicable securities laws:

     a. The Buyer understands that the Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States and state securities laws and that the Company is relying upon the truth and accuracy of, and the Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the availability of such exemption and the eligibility of the Buyer to acquire the Securities.

     b. The Buyer is purchasing the Securities for its own account, not as a nominee or agent, for investment purposes and not with a present view towards distribution, except pursuant to sales exempted from registration under the 1933 Act, or registered under the 1933 Act as contemplated by the Registration Rights Agreement.

     c. The Buyer is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the 1933 Act (an “Accredited Investor"), and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities. The Buyer understands that its investment in the Securities involves a significant degree of risk. The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

     3.4 Information. The Buyer and its advisors, if any, have been furnished with all information relating to the business, finances and operations of the Company and information relating to the offer and sale of the Securities which have been requested by the Buyer or its advisors. Neither such inquiries nor any other due diligence investigation conducted by Buyer or any of its advisors or representatives shall modify, amend or affect Buyer’s right to rely on the Company’s representations and warranties contained in Article 4 below. The Buyer understands that its investment in the Securities involves a significant degree of risk.

     3.5 Restrictions on Transfer. The Buyer understands that, except as provided in the Registration Rights Agreement, the Securities and the Warrant Shares have not been and are not being registered under the 1933 Act or any applicable state securities laws. The Buyer may be required to hold the Securities and the Warrant Shares indefinitely and the Securities and the Warrant Shares may not be transferred unless (i) the Securities and the Warrant Shares are sold pursuant to an effective registration statement under the 1933 Act, (ii) the Buyer shall have delivered to the Company an opinion of counsel to the effect that the Securities or the Warrant Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions, (iii) the Securities or the Warrant Shares are sold or transferred to an “affiliate” (as defined in Rule 144 (or a successor rule)) of the Buyer who agrees to sell or otherwise transfer the Securities only in accordance with this Section 3.5 and who is an Accredited Investor, (iv) the Securities or the Warrant Shares are sold pursuant to Rule 144, or (v) the

Securities or the Warrant Shares are sold pursuant to Regulation S (or a successor rule), and the Buyer shall have delivered to the Company an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions. Notwithstanding the foregoing or anything else contained herein to the contrary, the Securities and the Warrant Shares may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

     The Buyer understands that until such time as the Securities and Warrant Shares have been resold pursuant to a registration statement filed under the 1933 Act as contemplated by the Registration Rights Agreement, are eligible for resale pursuant to Rule 144(k) under the 1933 Act or are sold pursuant to Rule 144 or another similar exemption from registration, certificates evidencing the Securities and Warrant Shares may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates evidencing such Securities and Warrant Shares):

         “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND HAVE BEEN ISSUED IN RELIANCE UPON EXEMPTIONS AFFORDED UNDER APPLICABLE LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, HYPOTHECATED, TRANSFERRED OR OTHERWISE ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH LAWS.”

Article 4
Representations And Warranties Of The Company

     Except as set forth in the Company’s Disclosure Schedule attached hereto (“Company Disclosure Schedule"), the Company represents and warrants to the Buyer that:

     4.1 Organization and Qualification. Each of the Company and its Subsidiaries, if any, is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, with full power and authority as a corporation or other entity to own, lease, use and operate its properties and to carry on its business as now operated and conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction in which its ownership or use of property or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

     4.2 Authorization; Enforcement. The Company has all requisite corporate power and authority to enter into and perform this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby and to issue the Securities, in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby (including without limitation, the issuance of the Securities and the Warrant Shares) have been duly authorized by the Company’s Board of Directors and no further consent or authorization of the Company, its Board of Directors, or its shareholders is required. This Agreement and the Transaction Documents have been duly executed and delivered by the Company. This Agreement constitutes, and each of the Transaction Documents will constitute, upon execution and delivery by the Company, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws in effect that limit creditors’ rights generally; (ii) equitable limitations on the availability of specific remedies; and (iii) principles of equity.

     4.3 Capitalization; Valid Issuance of Securities . As of the date hereof, the authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, of which 14,641,929 shares are issued and outstanding, and 2,000,000 shares of preferred stock, $0.001 par value per share, none of which are outstanding. All of such outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable. The Shares and Warrant Shares have been duly authorized and upon issuance pursuant to the terms of this Agreement or upon exercise of the Warrants will be validly issued, fully paid and nonassessable. No shares of capital stock of the Company are subject to preemptive rights or any other similar rights of the shareholders of the Company or any liens or encumbrances imposed through the actions or failure to act of the Company. Except as disclosed in the Current Filings, as of the date of this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of the Company or any of its Subsidiaries, or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock, (ii) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of its or their securities under the 1933 Act (except the Registration Rights Agreement) and (iii) there are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Securities or the Warrant Shares. The Company is not a party to, and to the Company’s knowledge, none of its shareholders are a party to, any agreements with respect to the voting or transfer of the Company’s capital stock or with respect to any other aspect of the Company’s affairs.

     4.4 No Conflicts. The execution, delivery and performance by the Company of this Agreement and the Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Securities) will not (i) conflict with or result in a violation of any provision of the Certificate of Incorporation or the By-laws, each as amended, of the Company, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture, patent, patent license or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a material violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and regulations of any self-regulatory organizations to which the Company or its securities are subject) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect). Neither the Company nor any of its Subsidiaries is in violation of its Certificate of Incorporation, By-laws or other organizational documents and neither the Company nor any of its Subsidiaries is in default (and no event has occurred which with notice or lapse of time would result in a default) under, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would give to others any rights of termination, amendment, acceleration or cancellation of, any agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any property or assets of the Company or any of its Subsidiaries is bound, except for possible defaults as would not, individually or in the aggregate, have a Material Adverse Effect. Except as specifically contemplated by this Agreement and as required under the 1933 Act and any applicable state securities laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency, regulatory agency, self regulatory organization or stock market or any third party in order for it to execute, deliver or perform any of its obligations under this Agreement or the Transaction Documents. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The

Company is not in violation of the listing requirements of the NASDAQ National Market and does not reasonably anticipate that the Common Stock will be delisted by the NASDAQ National Market in the foreseeable future. The Company and its Subsidiaries are unaware of any facts or circumstances that might give rise to any of the foregoing.

     4.5 SEC Documents; Financial Statements. Since December 30, 2002, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits to such documents) incorporated by reference therein, being hereinafter referred to herein as the “SEC Documents"). As of their respective dates, the SEC Documents complied as to form in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the statements made in any such SEC Documents is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in any subsequent filing prior to the date hereof.) As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes, year end adjustments or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the financial statements of the Company included in the SEC Documents, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 27, 2004 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in such financial statements, which, individually or in the aggregate, are not material to the financial condition or operating results of the Company.

     4.6 Absence of Certain Changes. Since December 27, 2004, the Company has conducted its business only in the ordinary course, consistent with past practice, and since that date there has been no material adverse change and no material adverse development in the assets, liabilities, business, properties, operations, financial condition, results of operations or prospects of the Company or any of its Subsidiaries.

     4.7 Absence of Litigation. There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against the Company or any of its Subsidiaries, or their officers or directors in their capacities as such, that could have a Material Adverse Effect. The Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing.

     4.8 Patents, Copyrights. Each of the Company and its Subsidiaries owns or possesses the requisite licenses or rights to use all patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names and copyrights (“Intellectual Property") necessary to enable it to conduct its business as now operated (and, to the Company’s knowledge, as presently contemplated to be operated in the future); there is no claim or action by any person pertaining to, or proceeding pending, or to the Company’s knowledge threatened, which challenges the right of the Company or of a Subsidiary with respect to any Intellectual Property necessary to enable it to conduct its business as now operated (and, to the Company’s knowledge, as presently contemplated to be operated in the future); to the Company’s knowledge, the Company’s or its Subsidiaries’ current and intended products, services and processes do not infringe on any Intellectual Property or other rights held by any person; and the Company is unaware of any facts or circumstances which might give rise to any of the foregoing. Neither the Company nor any of its Subsidiaries owns or possesses any copyrights, patents, or trademarks.

     4.9 Tax Status. Each of the Company and its Subsidiaries has made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim. The Company has not executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, state or local tax. None of the Company’s tax returns is presently being audited by any taxing authority.

     4.10 No Materially Adverse Contracts. Neither the Company nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Company’s officers has or is expected in the future to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement which in the judgment of the Company’s officers has or is expected to have a Material Adverse Effect.

     4.11 Certain Transactions. Except for arm’s length transactions pursuant to which the Company or any of its Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than the Company or any of its Subsidiaries could obtain from third parties, none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

     4.12 Permits; Compliance. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the “Permits"), and there is no action pending or, to the knowledge of the Company, threatened regarding suspension or cancellation of any of the Permits. Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, any of the Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Since December 27, 2004, neither the Company nor any of its Subsidiaries has received any notification with respect to possible conflicts, defaults or violations of applicable laws, except for notices relating to possible conflicts, defaults or violations, which conflicts, defaults or violations would not have a Material Adverse Effect.

     4.13 Environmental Matters. There are, with respect to the Company or any of its Subsidiaries, no past or present violations of Environmental Laws (as defined below), releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law environmental liability or any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar federal, state, local or foreign laws and neither the Company nor any of its Subsidiaries has received any notice with respect to any of the foregoing, nor is any action pending or, to the Company’s knowledge, threatened in connection with any of the foregoing. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder. Other than those that are or were stored, used or disposed of in compliance with applicable law, no Hazardous Materials are contained on or about any real property currently owned, leased or used by the Company or any of its Subsidiaries, and no Hazardous Materials were released on or about any real property previously owned, leased or used by the Company or any of its Subsidiaries during the period the property was owned, leased or used by the Company or any of its Subsidiaries, except in the normal course of the Company’s or any of its Subsidiaries’ business. There are no underground storage tanks on or under any real property owned, leased or used by the Company or any of its Subsidiaries that are not in compliance with applicable law.

     4.14 Title to Property. The Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects, except such as would not have a Material Adverse Effect. Any real property and facilities held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as would not have a Material Adverse Effect. The liability of the Company and its Subsidiaries under leases that have been subleased or assigned to third parties does not, and will not, exceed $1,500,000 in the aggregate.

     4.15 No Investment Company. The Company is not, and upon the issuance and sale of the Securities as contemplated by this Agreement will not be an “investment company” as defined under the Investment Company Act of 1940 (an “Investment Company"). The Company is not controlled by an Investment Company.

     4.16 No Brokers. The Company has taken no action which would give rise to any claim by any person for brokerage commissions, transaction fees or similar payments relating to this Agreement or the transactions contemplated hereby.

     4.17 Registration Rights. Except pursuant to the Registration Rights Agreement or as set forth in the SEC Documents, effective upon the Closing, neither Company nor any Subsidiary is currently subject to any agreement providing any person or entity any rights (including piggyback registration rights) to have any securities of the Company or any Subsidiary registered with the SEC or registered or qualified with any other governmental authority.

     4.18 1934 Act Registration. The Common Stock is registered pursuant to Section 12(g) of the 1934 Act, and the Company has taken no action designed to, or which, to the knowledge of the Company, is likely to have the effect of, terminating the registration of the Common Stock under the 1934 Act.

     4.19 Labor Relations. No labor or employment dispute exists or, to the knowledge of the Company, is imminent or threatened, with respect to any of the employees or consultants of the Company that has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     4.20 Insurance. The Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are reasonable and customary for companies in the Company’s line of business. The Company has no reason to believe that it will not be able to renew existing insurance coverage for itself and its Subsidiaries as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary or appropriate to continue business.

     4.21 ERISA. Except as disclosed in the Current Filings, the Company does not have any employee benefit plan as defined in Section 3(3) of ERISA or any other executive or employee compensation program, and the Company has substantially performed all material obligations, whether arising by operation of law or by contract, respecting the plans and programs disclosed in the Company Disclosure Schedule, has no knowledge respecting defaults or violations respecting such plans and programs and has timely made all contributions required to be made to such plans and programs. As to each employee benefit plan disclosed in the Company Disclosure Schedule that is intended to be “qualified” under Section 401 of the Code, such plan has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and remains so qualified. Neither the Company, nor any trade or business (whether) or not incorporated which together with the Company would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA, sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date of this Agreement sponsored, maintained or contributed to any employee pension benefit plan, as defined in Section 3(2) of ERISA. The consummation of the transactions contemplated by this Agreement will not require the Company to make a larger contribution to, pay greater benefits or provide any other rights under any plan or program disclosed in the Company Disclosure Schedule or otherwise.

     4.22 Disclosure. The Company understands and confirms that each Buyer will rely on the representations and covenants contained herein in effecting the transactions contemplated by this Agreement and the Transaction Documents. All disclosure provided to the Buyers regarding the Company, its businesses and the transactions contemplated hereby, including the disclosures in the Company Disclosure Schedule attached hereto furnished by or on behalf of the Company, taken as a whole is true and correct in all material respects and does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to the Company or its Subsidiaries or its or their businesses, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

     4.23 Disclosure Controls. Each of the Company and its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and 15d-15(e) under the 1934 Act of the Company and each of its Subsidiaries provide reasonable assurance that material information relating to the Company and its Subsidiaries is made known to the Company’s Chief Executive Officer and Chief Financial Officer and, based on an evaluation conducted as of March 31, 2005; there are no significant deficiencies or weaknesses in the design or operations of internal controls that could adversely affect the Company’s ability to record, process and report financial data and other information required to be disclosed in the reports filed or furnished by the Company pursuant to the 1934 Act.

Article 5
Covenants

     5.1 Form D; Blue Sky Laws. Upon completion of the Closing, the Company shall file with the SEC a Form D with respect to the Securities as required under Regulation D and each applicable state securities commission and will provide a copy thereof to the Buyer promptly after such filing.

     5.2 Use of Proceeds. The Company shall use the proceeds from the sale of the Securities for general corporate purposes; provided, however, that none of such proceeds shall be used to repay indebtedness of the Company other than revolving credit facility indebtedness that could be redrawn by the Company following such repayment.

     5.3 Expenses. At the Closing, the Company shall reimburse the Buyer for expenses in the amount of up to $65,000 incurred by Buyer in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the Transaction Documents, including, without limitation, legal, accounting, and other business due diligence expenses as well as out of pocket costs incurred by the Buyer.

     5.4 Listing. The Company will obtain and, for so long as the Buyer owns any of the Shares or Warrant Shares, use its best efforts to maintain the listing and trading of its Common Stock on the NASDAQ National Market or any equivalent replacement exchange and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the National Association of Securities Dealers and such exchanges, as applicable.

     5.5 No Integration. The Company shall not make any offers or sales of any security (other than the Securities) under circumstances that would require registration of the Securities being offered or sold hereunder under the 1933 Act or cause the offering of the Securities to be integrated with any other offering of securities by the Company for the purpose of any stockholder approval provision applicable to the Company or its securities.

     5.6 Appointment of Directors. For so long as Buyer beneficially owns (as defined in Rule 13d-3 promulgated under the 1934 Act) at least 20% of the Shares, the Company agrees to (i), unless otherwise instructed by Buyer, nominate the Buyer Nominee as a director, include the Buyer Nominee as a director nominee of the Company in its annual proxy statement and use its best efforts to ensure that the Buyer Nominee is elected by the Company’s stockholders, and (ii) permit the Buyer Representative to attend all meetings of the Company’s Board of Directors and to distribute all correspondence and other materials distributed to directors of the Company in their capacity as directors to the Buyer Representative. Upon the request of Buyer, the Company agrees to appoint Michael S. Rawlings to its Board of Directors as the Buyer Nominee. As of the Closing Date, the Company agrees to appoint Fouad

Z. Bashour as the Buyer Representative. Until Buyer requests Michael S. Rawlings’ appointment to the Board of Directors as contemplated above, Michael S. Rawlings will be entitled to all the rights and privileges of a Buyer Representative as set forth herein. The Buyer Nominee shall be entitled to the same compensation and reimbursement of expenses, and to participate in Company stock option and similar equity incentive plans, as other members of the Company’s Board of Directors. The Buyer Representative shall be entitled to the same reimbursement of out-of-pocket expenses as members of the Board of Directors.

     5.7 Restriction on Trading . The Company shall not, and shall cause John F. Antioco, William G. Shrader, and Michael Garnreiter to refrain from, trading in any shares of Common Stock (other than issuances by the Company and acquisitions by directors and executive officers upon exercise of outstanding stock options granted to directors and officers) until the earlier of (i) the effectiveness of the registration statement contemplated by the Registration Rights Agreement, or (ii) the date on which the Shares and Warrant Shares are freely tradable by the Buyer without restriction pursuant to Rule 144(k) promulgated under the 1933 Act.

     5.8 Insurance. For so long as Buyer beneficially owns (as defined in Rule 13d-3 promulgated under the 1934 Act) at least 20% of the Shares, the Company shall use its best efforts and, where applicable, shall cause each Subsidiary to maintain or cause to be maintained with financially sound and reputable insurers that have a rating of “A-” or better as established by Best’s Rating Guide (or an equivalent rating with such other publication of a similar nature as shall be in current use), directors’ liability insurance providing at least the same coverage and amounts and containing terms and conditions which are not less advantageous in any material respect than the directors’ liability insurance maintained by the Company as of the Closing Date.

     5.9 Right of First Offer. For a period of one year from the Closing Date, Buyer will be given the first right to purchase any Common Stock, preferred stock, securities exercisable for or convertible into the Company’s equity securities, or other equity securities proposed to be offered by the Company, other than issuances to employees of the Company pursuant to Company stock option, 401(k), or stock purchase plans (“Equity Offering"). If (a) Buyer fails to exercise such right to acquire the securities being offered pursuant to an Equity Offering within 30 days of being informed of such offering or (b) if the price, terms and conditions proposed by the Buyer for the securities in the Equity Offering are not acceptable to the Company, then the Company shall have 90 days to complete the Equity Offering and, in the case of clause (b) above, at a price and upon terms more favorable to the Company than those proposed by the Buyer. If the Company does not consummate the Equity Offering within such 90-day period, then the Company shall not thereafter issue or sell any securities pursuant to an Equity Offering without providing Buyer a right of first offer in the manner provided above. Notwithstanding the foregoing, Buyer’s rights under this Section 5.9 are limited to acquiring such shares of Common Stock, preferred stock, securities exercisable for or convertible into the Company’s equity securities, or other equity securities proposed to be offered by the Company, that the Company could issue to Buyer without prior shareholder approval under Rule 4350(i)(1)(D) of the NASD Manual; provided, however, that the foregoing limitation shall not apply if the Equity Offering to a third party would also require the approval of the Company’s shareholders under Rule 4350(i)(1)(D).

Article 6
Conditions To The Company’s Obligation

     The obligation of the Company hereunder to issue and sell the Securities to a Buyer at the Closing is subject to the satisfaction, at or before the Closing Date of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion:

     6.1 Delivery of Transaction Documents. The Buyer shall have executed and delivered the Transaction Documents to the Company.

     6.2 Payment of Purchase Price. The Buyer shall have delivered the Purchase Price in accordance with Section 2.2 above.

     6.3 Representations and Warranties. The representations and warranties of the Buyer shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the applicable Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the applicable Buyer at or prior to the Closing Date.

     6.4 Litigation. No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters herein that prohibits consummation of any of the transactions contemplated by this Agreement.

Article 7
Conditions To Buyer’s Obligation

     The obligation of the Buyer hereunder to purchase the Securities at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for Buyer’s sole benefit and may be waived by Buyer at any time in its sole discretion:

     7.1 Delivery of Transaction Documents. The Company shall have executed and delivered the Transaction Documents to the Buyer and shall have delivered the Transfer Instructions to the Company’s transfer agent for its Common Stock.

     7.2 Representations and Warranties. The representations and warranties of the Company shall be true and correct in all material respects (provided, however, that such qualification shall only apply to representations or warranties not otherwise qualified by materiality) as of the date when made and as of the Closing Date as though made at such time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

     7.3 Litigation. No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

     7.4 No Material Adverse Change. There shall have been no material adverse change in the assets, liabilities (contingent or otherwise), affairs, business, operations, prospects or conditions (financial or otherwise) of the Company or its Subsidiaries prior to the Closing Date.

Article 8
Indemnification

     8.1 Indemnification by the Company. Except as otherwise provided in this Article 8, the Company agrees to indemnify, defend and hold harmless the Buyer and its affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons (each, an “Indemnified Party") to the fullest extent permitted by law from and against any and all losses, claims, or written threats thereof, damages, expenses (including reasonable fees, disbursements and other charges of counsel incurred by the Indemnified Party) or other liabilities (collectively, “Losses") resulting from or arising out of any breach of any representation or warranty, covenant or agreement by the Company to such Indemnified Party set forth in this Agreement or any of the Transaction Documents, other than Losses incurred by an Indemnified Person relating to a claim or action by the Company against any Indemnified Person for the breach (or alleged breach) of this Agreement or any documents contemplated by this Agreement by such Indemnified Person.

     8.2 Notification. Each Indemnified Party under this Article 8 shall, promptly after the receipt of notice of the commencement of any claim against such Indemnified Party in respect of which indemnity may be sought from the Company under this Article 8, notify the Company in writing of the commencement thereof. The omission of any Indemnified Party to so notify the Company of any such action shall not relieve the Company from any liability which it may have to such Indemnified Party except and only to the extent that such omission results in the Company’s forfeiture of substantive rights or defenses and such forfeiture results in more damages than would otherwise have resulted. In case any such claim shall be brought against any Indemnified Party, and it shall notify the Company of the commencement thereof, the Company shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense at its own expense. Notwithstanding the foregoing, such Indemnified Party shall have the right to employ separate counsel and to control its own defense of such claim if, in the reasonable opinion of counsel to such Indemnified Party, either (x) one or more defenses are available to the Indemnified Party that are not available to the Company or (y) a conflict or potential conflict exists between the Company, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that the Company (i) shall not be liable for the fees and expenses of more than one counsel to all Indemnified Parties and (ii) shall reimburse the Indemnified Parties for all of such fees and expenses of such counsel incurred in any action between the Company and the Indemnified Parties or between the Indemnified Parties and any third party, as such expenses are incurred. The Company agrees that it will not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising, or that may arise, out of such claim, including any injunctive relief against any Indemnified Party. The Company shall not be liable for any settlement of any claim effected against an Indemnified Party without its written consent, which consent shall not be unreasonably withheld. The rights accorded to an Indemnified Party hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise; provided, however, that notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing in this Article 8 shall restrict or limit any rights that any Indemnified Party may have to seek equitable relief.

     8.3 Contribution. If the indemnification provided for in this Article 8 from the Company is unavailable to an Indemnified Party hereunder in respect of any Losses referred to herein, then the Company, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Company and Indemnified Party in connection with the actions which resulted in such Losses, as well as any other relevant equitable considerations. The relative faults of such Company and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Company or Indemnified Party, and the parties relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses referred to above shall be deemed to include, subject to the limitations set forth in Sections 8.1 and 8.2, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding.

Article 9
Governing Law; Miscellaneous

     9.1 Governing Law. This Agreement shall be enforced, governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without regard to the principles of conflict of laws. All parties agree that service of process upon a party mailed by first class mail shall be deemed in every respect effective service of process upon the party in any such suit or proceeding. Nothing herein shall affect any party’s right to serve process in any other manner permitted by law. The party which does not prevail in any dispute arising under this Agreement shall be responsible for all fees and expenses, including attorneys’ fees, incurred by the prevailing party in connection with such dispute.

     9.2 Counterparts; Signatures by Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

     9.3 Headings. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

     9.4 Severability. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

     9.5 Entire Agreement; Amendments. This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and supersedes all prior written and oral agreement and understandings relating to the matters covered herein, including, without limitation, any confidentiality agreements. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

     9.6 Notices. Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and shall be effective five days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a party. The addresses for such communications shall be:

     If to the Company:

Main Street Restaurant Group, Inc.
5050 North 40th Street, Suite 200
Phoenix, Arizona 85018
Attention: Michael Garnreiter
Telephone: (602) 852-9000
Facsimile: (602) 852-9076

     With a copy to:

Greenberg Traurig
2375 East Camelback
Phoenix, Arizona 85016
Attention: Robert Kant
Telephone: (602) 445-8302
Facsimile: (602) 445-8100

     If to a Buyer:

To the address set forth immediately below such Buyer’s name on the signature pages hereto.

     With a copy to:

Haynes and Boone, LLP
1221 McKinney Street, Suite 2100
Houston, Texas 77010
Attention: Edward Rhyne
Telephone: (713) 547-2226
Facsimile: (713) 236-5504

     Each party shall provide notice to the other party of any change in address in accordance with this section.

     9.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Neither the Company nor the Buyer shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other. Notwithstanding the foregoing, the Buyer may assign its rights hereunder to any person who purchases the Securities in a private transaction from the Buyer or to any of its “affiliates,” as that term is defined under the 1934 Act, without the consent of the Company.

     9.8 Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

     9.9 Publicity. The Buyer shall have a reasonable advance period of time to review and approve any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Buyer, to make any press release with respect to such transactions as is required by applicable law and regulations (although the Buyer shall be consulted by the Company in connection with any such press release prior to its release and shall be provided with a copy thereof and be given an opportunity to comment thereon). Notwithstanding the foregoing, the Company shall file with the SEC a Form 8-K disclosing the transactions herein and attaching the relevant agreements and instruments within four business days of the Closing Date.

     9.10 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

     9.11 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

     9.12 Remedies. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Buyer by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Agreement will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Agreement, that the Buyer shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of showing economic loss and without any bond or other security being required.

     9.13 Survival. The representations and warranties of the Company and the agreements and covenants set forth in Sections 4.5, 4.9, 4.13, 4.14 and 4.21 shall survive the Closing, notwithstanding any due diligence investigation conducted by or on behalf of the Buyer, for the greater of (a) 30 months from the Closing Date and (b) the applicable statute of limitations period. The other representations and warranties of the Company in Articles 4 and the Buyer in Article 3 shall survive for a period of 30 months from the Closing Date, notwithstanding any due diligence investigation conducted by or on behalf of the Buyer.

     9.14 Waiver of Jury Trial. The Company and the Buyer hereby (i) irrevocably and unconditionally waive, to the fullest extent permitted by law, trial by jury in any legal action or proceeding relating to this Agreement or any Transaction Documents and for any counterclaim therein; (ii) certify that no party hereto nor any representative or administrative agent of counsel for any party hereto has represented, expressly or otherwise, or implied that such party would not, in the event of litigation, seek to enforce the foregoing waiver, and (iii) acknowledge that such party has been induced to enter into this Agreement or any of the Transaction Documents and the transactions contemplated hereby and thereby by, among other things, the mutual waivers and certifications contained in this Section 9.14.

[Remainder of page intentionally left blank]

[Signature page follows]

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

MAIN STREET RESTAURANT GROUP, INC.
By:	/s/ William G. Shrader
Title: President and CEO

BUYER: CIC MSRG LP
By:	/s/ Marshall B. Payne
Title: President of CIC Partners GP LLC,
General Partner of CIC MSRG LP

JURISDICTION: Delaware
ADDRESS:	500 Crescent Court, Suite 250 Dallas, TX 75201 Telephone: (214) 880-4489 Facsimile: (214) 880-4491

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

Exhibit A

Form of Warrant

Exhibit B

Form Of Registration Rights Agreement

Company
Disclosure Schedule